Exhibit 8.2

[Sullivan & Cromwell LLP Letterhead]

February 24, 2015

Koninklijke Philips N.V.,

Breitner Center,

Amstelplein 2, 1096 BC Amsterdam,

The Netherlands.

RE:	Koninklijke Philips N.V. – Registration Statement on Form F-3

Dear Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Koninklijke Philips N.V. (the “Debt Issuer”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of debt securities of the Debt Issuer having a proposed indeterminate maximum aggregate offering price, and which registration statement was filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). Our opinion as to United States federal income tax matters is as set forth in the Registration Statement under the heading “Taxation – United States Taxation”, subject to the limitations noted therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Taxation – United States Taxation” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Sullivan & Cromwell LLP